UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2015 (May 14, 2015)

Blue Sphere Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-147716	98-0550257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500

(Address of principal executive offices)  (Zip Code)

972-9-8917438

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report, all references to the terms “we”, “us”, “our”, “Blue Sphere” or the “Company” refer to Blue Sphere Corporation and its wholly-owned subsidiaries, unless the context clearly requires otherwise.

Item 1.01

Entry Into a Material Definitive Agreement

On May 14, 2015, we entered into a Share Purchase Agreement with Volteo Energie S.p.A., Agriholding S.r.l., and Overland S.r.l. (each, a “Seller” and collectively, the “Sellers”) through our wholly-owned subsidiary, Bluesphere Italy S.r.l. (the “Agreement”). Pursuant to the Agreement, we agreed to purchase one hundred percent (100%) of the share capital of Agricerere S.r.l., Agrielektra S.r.l., Agrisorse S.r.l. and Gefa S.r.l (each, an “SVP” and collectively, the “SVPs”) from the Sellers, who collectively hold all of the outstanding share capital of each SVP, Each SVP is engaged in the owning and operating of an anaerobic digestion biogas plant for the production of electricity. All four plants are located in Italy.

The closing in relation to each SVP (each, a “Closing”) will occur independently of closings of the sale of the other SVPs. A Closing has not yet occurred, and any such Closing is subject to certain conditions precedent including, but not limited to, obtaining consent to the proposed sale and resulting change of control from the SVPs’ lender in connection with a certain Financing Agreement, dated February 25, 2013, between the SPVs, Banca IMI S.p.A. and Intesa San Paolo S.p.A, as well as from other counterparties to certain agreements of which the SVPs are a party. We have agreed to pay fifty percent (50%) of any fees and expenses charged by the lenders in connection with obtaining this consent.

We agreed to pay an aggregate purchase price of five million six hundred thousand euros (€5,600,000) (US $6,280,400) for all of the SVPs, consisting of a purchase price for each SVP of one million four hundred thousand euros (€1,400,000) (US $1,570,100) (the “Purchase Price”). The Purchase Price for each SVP was determined based on a “Base Line EBITDA” guaranteed by the Sellers and an “Equity IRR Target” calculated on the Purchase Price of no less than twenty-five percent (25%). The purchase price is subject to certain adjustments prior to and after Closing, and any variation of EBITDA results in the 18 months following a Closing will trigger an adjustment to the Purchase Price for such SVP, as further set forth in the Agreement. Fifty-percent (50%) of the Purchase Price for each SVP will be paid at Closing, and the remaining fifty percent (50%) of the Purchase Price, subject to specified adjustments, will be promised by a note from each Seller, to be paid on the third anniversary of the date of the Closing, along with interest on the balance due at an annual rate of five percent (5%). In addition, the Sellers granted us a credit of one hundred thousand euros (€100,000) (US $112,150) per SVP, half of which is allocable to each such payment.

Pursuant to the Agreement, Blue Sphere Corporation will also issue a Corporate Guarantee to the Sellers, whereby we will secure the obligations of our subsidiary, Bluesphere Italy S.r.l., under the Agreement.

The foregoing is only a brief description of the material terms of the Agreement, which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference, and is qualified in its entirety by reference to such exhibit.

Item 9.01

Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

(d) Exhibits.

10.1	Share Purchase Agreement, dated May 14, 2015, between Bluesphere Italy S.r.l. and Volteo Energie S.p.A., Agriholding S.r.l., and Overland S.r.l.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Sphere Corporation

Dated:	May 18, 2015	By:	/s/ Shlomi Palas
		Name:	Shlomi Palas
		Title:	President and Chief Executive Officer